EXHIBIT 99

                    PRESS RELEASE OF PROVIDENT BANCORP, INC.

                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                           Stock Symbol: PBCP
Thursday, July 24, 2003                         Traded on Nasdaq National Market

CONTACT:
Paul A. Maisch, SVP & CFO
Roberta Lenett, VP & Manager of Shareholder Relations
(845) 369-8082


                 PROVIDENT BANCORP ANNOUNCES QUARTERLY EARNINGS
                    OF $3.1 MILLION, $0.40 PER DILUTED SHARE

                      DECLARES QUARTERLY DIVIDEND OF $0.15

MONTEBELLO,  NY - July 23,  2003 --  Provident  Bancorp,  Inc.  (Nasdaq-National
Market: PBCP), the parent company of Provident Bank, today announced that net income for the three months ended June 30, 2003 was $3.1 million, compared to net income of $2.1 million for the three months ended June 30, 2002, an increase of $1.0 million or 44.9%. Basic and diluted earnings per share increased 42.9% and 48.1%, respectively, to $0.40, compared to $0.28 and $0.27 for basic and diluted, respectively, for the same period last year. Net income for the nine months ended June 30, 2003 was $8.7 million, compared to net income of $7.3 million for the nine months ended June 30, 2002, an increase of $1.4 million, or 19.2%. Basic and diluted earnings per share increased 19.1% and 19.4% to $1.12 and $1.11, respectively, for the nine-months ended June 30, 2003 compared to $0.94 and $0.93, respectively, for the same period last year.

Included in net income for the quarter was $394,000 and $811,000 in gains from the sale of loans and investment securities, increases of $342,000 and $760,000, respectively, over prior year amounts. These gains supplement falling asset yields in the current continued low interest rate environment.

The Company also announced that the Board of Directors has declared a quarterly cash dividend of $0.15 per share. The dividend is payable August 21, 2003 to holders of record as of August 7, 2003.

George Strayton, the Company's President and CEO, stated, "Despite continued high levels of refinance activity, commercial real estate, business and construction loans grew $10 million in the quarter ended June 30, 2003. This led to an overall $5.6 million growth in loans (including loans held for sale) for the quarter. Further, our business plan of generating strong core deposits is on target as transaction accounts grew by $11 million and savings and money markets have grown by $16.1 million, leading to an overall deposit growth of $16.9 million for the quarter. These overall levels of growth in targeted businesses will help to diversify and balance the Bank's net interest margin when we see the interest cycle change. The recently announced proposed acquisition of Ellenville National Bank, the second commercial bank we will have acquired, will further assist us in this diversification process as well as expand our geographic footprint in Orange County and two new counties."

Total  assets as of June 30, 2003 were  $1,114.7  million,  an increase of $87.0
-------------
million, or 8.5% over assets of $1,027.7 million at September 30, 2002, and an increase of $73.9 million, or 7.1%, over assets of $1,040.8 million at June 30, 2002.

Net Loans as of June 30, 2003 were $682.6 million, an increase of $21.8 million,
---------
or 3.3%, over net loan balances of $660.8 million at September 30, 2002, and an increase of $34.1 million, or 5.2%, over balances at June 30, 2002. Residential loans continued to grow during the nine-month period, posting an increase of $13.7 million, or 3.7%, over balances at September 30, 2002, primarily in bi-weekly mortgages. Commercial loans increased by $10.9 million, or 4.9%, during the nine-month period, while consumer loans remained relatively unchanged as prepayments and maturities of existing facilities virtually offset originations of $32.5 million. Asset quality continues to be strong. At $5.4 million, or 0.48% of total assets, non-performing assets are up slightly from $5.0 million at both September 30, 2002 and June 30, 2002.

Deposits as of June 30, 2003 were $857.5  million,  up $57.9  million,  or 7.2%,
--------
from September 30, 2002, and $60.3 million, or 7.6%, from June 30, 2002. Deposit growth has occurred in transaction, savings and money market accounts while certificates of deposit declined by $11.2 million, or 4.6%, compared to September 30, 2002. As of June 30, 2003 retail and commercial transaction accounts were 25.5% of deposits compared to 24.2% at September 30, 2002 and 23.9% at June 30, 2002.

Stockholders'  equity  increased by $4.8  million to $115.7  million at June 30,
---------------------
2003 compared to $110.9 million at September 30, 2002. In addition to net income of $8.7 million for the nine-month period, equity increased by $1.4 million due to activity related to the Company's ESOP, stock option and management retention plans. Partially offsetting these increases were cash dividends, which reduced stockholders' equity by $1.9 million, and the change in after-tax unrealized gains on securities available for sale, which decreased equity by $1.5 million.

During the first nine months of fiscal 2003, the Company repurchased 60,700 common shares, bringing the total shares repurchased to 391,251 shares under its previously announced repurchase programs, which authorized the repurchase of up to 553,990 shares. Net of option-related reissuances, treasury shares held by the Company at June 30, 2003 were 320,740.

Income Information - Quarter
----------------------------

Net interest  income after  provision for loan losses for the three months ended
--------------------
June 30, 2003 was $11.1 million, compared to $10.6 million for the three months ended June 30, 2002, an increase of $484,000 or 4.6%. The increase in net interest income was largely due to a $59.8 million increase in average earning assets to $1,004.4 million during the quarter ended June 30, 2003, as compared to $944.6 million for the same quarter in the prior year, due primarily to the NBF acquisition. The increase in average earning assets was partially offset by a decline in average yield of 68 basis points from 6.37% to 5.69%. A decrease in the average cost of interest bearing liabilities of 65 basis points led to a $1.2 million drop in interest expense for the quarter compared to the same quarter in 2002, even as interest-bearing liabilities increased by $14.4 million. Net interest margin declined by 8 basis points to 4.50%, while net interest spread declined by 3 basis points to 4.20%.

Non-interest  income for the three  months  ended June 30, 2003 was $2.8 million
--------------------
compared to $1.3 million for the three months ended June 30, 2002, an increase of $1.5 million, or 110.6%. Realized gains on securities available for sale were $811,000 for the current three-month period, compared to $51,000 for the same period last year. During the three-month period ending June 30, 2003, the Company also recorded gains on sales of loans totaling $394,000, compared to $52,000 for the same period last year. Excluding the effects of gains on sales of securities and loans, the increase was $378,000, or 30.6%. Banking fees and service charges increased by $175,000, or 17.1%, due primarily to volume-driven increases in overdraft, non-sufficient funds, and debit card fees. Loan fees and charges increased by $96,000, or 70.6%. In addition, the formation of a Bank Owned Life Insurance ("BOLI") program in December 2002, generated $163,000 in other income during the current three-month period.

Non-interest  expenses  for the three  months  ended June 30, 2003  increased by
----------------------
$627,000, or 7.4%, to $9.1 million, compared to $8.5 million for the three months ended June 30, 2002. The acquisition of NBF in April, 2002, played a major role in the increases in most categories, as did the opening of a new branch in February, 2003, contributing to increases in compensation and employee benefits of $716,000 and in data processing costs of $126,000. Excluding the new and acquired branch-related salaries and benefits, the increase in compensation and benefits was $576,000, or 13.1%. The increase is primarily due to a retirement plan increase of $82,000, net health insurance premiums increase of $50,000 and $664,000, or 21.6%, due to annual salary increases and additional administration staff. Other expenses decreased by $360,000, or 17.5%, due primarily to a $275,000 reduction of recorded losses as last year's expenses included a charge of $240,000 to resolve a refinanced residential loans reconciliation issue. Also non-recurring expenses associated with the integration of NBF totaled $286,000 for the third quarter last year. An increase of $147,000 in consulting fees was incurred in the quarter primarily to improve the Company's technological infrastructure.


Income Information - Nine Months
--------------------------------

Net interest income after  provision for loan losses  increased by $3.1 million,
-------------------
or 10.1%, to $33.6 million for the nine months ended June 30, 2003 from $30.5 million for the same period in 2002. The increase in interest income reflects an increase in average earning assets of $96.3 million to $985.6 million, offset by a decline in yield of 73 basis points to 5.93%. The cost of interest bearing liabilities declined by $3.9 million as the average rate paid on interest bearing funds decreased 87 basis points to 1.54%, even though average balances increased by $74.5 million to $808.3 million. Net interest margin decreased from 4.68% to 4.67% and net interest spread improved from 4.25% to 4.39%. As noted in the above discussion, the increase in the Bank's net interest income is due, in large part, to the relative changes in the yield and cost of the Bank's assets and liabilities as a result of decreasing market interest rates since 2001. This decrease in market interest rates has reduced the cost of interest-bearing liabilities faster and to a greater extent than the rates on interest-earning assets such as loans and securities. However, if recently low interest rate levels persist for an extended period of time, the prepayment of assets could continue at a rate exceeding scheduled repayment. Such funds received would most likely be reinvested at lower yields than that of its previously held assets. Also, as the reduction in liability costs have already exceeded the pace at which assets repriced downward, net interest margin may be further compressed.

Non-interest  income for the nine-month  period ended June 30, 2003 increased to
--------------------
$7.2 million, an increase of $3.3 million, or 86.6%, compared to $3.9 million for the same nine-month period last year. Realized gains on securities available for sale and gains on sales of loans were $1.9 million and $836,000, respectively, for the current period, generating a combined increase of $2.4 million over the securities and loan sales gains of $380,000 for the same period last year. Banking fees and service charges increased to $3.4 million for the current nine-month period, an increase of $467,000, or 15.9%, over the same period last year. The increase is primarily attributable to volume-related increases in transaction account fees of $333,000 resulting from the new and acquired branches. Other income increased by $518,000, or 95.9%, to $1.1 million for the nine-month period ended June 30, 2003, from $540,000 for the same period last year. The increase is primarily due to $324,000 in income from the BOLI and an increase of $217,000 in loan prepayment penalties which totaled $306,000 for the current nine-month period compared to $89,000 for the same period last year.

Non-interest expenses increased to $27.1 million for the nine-month period ended
---------------------
June 30, 2003, an increase of $4.2 million, or 18.5%, compared to $22.9 million for the same nine-month period last year. Increases in compensation and benefits directly attributable to the new and acquired branches were $592,000 and in occupancy and office operations were $279,000. Compensation and benefits increased by an additional $2.3 million, of which $324,000 represented the pay-out of an employment agreement, $253,000 was attributable to the increased cost of stock-based compensation plans, $261,000 is due to additional retirement plan expense, $167,000 is related to higher health insurance premiums and the remaining increase is due to annual salary increases of approximately 4% and additional administration staff. Additional increases in non-interest expense categories for the current year to date period are additional advertising costs of $259,000, or 25.1%, related to new branches and products, and a volume-related increase of $384,000, or 29.2%, in data processing costs. Other non-interest expense increased by $393,000 or 8.1% primarily due to increased consulting and other professional fees of $396,000 incurred mostly for technological development.

Mr. Strayton added, "We're very excited with our recently announced second step conversion in conjunction with the acquisition of Ellenville National Bank. The reaction to the news has been very positive and we are already working diligently on preparation of the regulatory filings and the integration of Ellenville into Provident Bank."

Other financial information is included in the tables that follow.




Note:
In addition to historical information, this earnings release may contain forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors which have been outlined in previously filed documents with the Securities and Exchange Commission, and other factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Provident Bancorp, Inc.
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(unaudited, in thousands, except share data)
                                                                   June 30, 2003   September 30, 2002   June 30, 2002
                                                                   -------------   ------------------   -------------
Assets:
Cash and due from banks                                             $    32,473       $    35,093       $    30,869
Federal funds sold                                                       11,000                --            11,580
Total securities                                                        334,700           292,937           307,080
Loans held for sale                                                       2,554                --             1,085
Loans:
       One-to four-family residential mortgage loans                    379,794           366,111           364,758
       Commercial real estate, commercial business
             and construction loans                                     232,562           221,669           213,670
        Consumer loans                                                   81,254            83,419            80,339
                                                                    -----------       -----------       -----------
                  Gross loans                                           693,610           671,199           658,767
        Allowance for loan losses                                       (11,055)          (10,383)          (10,222)
                                                                                      -----------       -----------
                  Total loans, net                                      682,555           660,816           648,545
                                                                    -----------       -----------       -----------
Federal Home Loan Bank stock, at cost                                     5,819             5,348             6,387
Premises and equipment, net                                              11,616            11,071            10,956
Goodwill                                                                 13,540            13,540            13,063
Bank owned life insurance                                                12,324                --                --
Other assets                                                              8,117             8,896            11,239
                                                                    -----------       -----------       -----------
                   Total assets                                     $ 1,114,698       $ 1,027,701       $ 1,040,804
                                                                    ===========       ===========       ===========
Liabilities:
     Deposits:
          Transaction accounts                                      $   218,636       $   193,114       $   190,644
          Savings and money market deposits                             406,577           362,983           358,857
          Certificates of deposit                                       232,321           243,529           247,674
                                                                    -----------       -----------       -----------
                    Total deposits                                      857,534           799,626           797,175
                                                                    -----------       -----------       -----------
     Borrowings                                                         116,732           102,968           113,127
     Mortgage escrow funds and other                                     24,695            14,240            22,191
                    Total liabilities                                   998,961           916,834           932,493
Stockholders' equity                                                    115,737           110,867           108,311
                                                                    -----------       -----------       -----------
                    Total liabilities and stockholders' equity      $ 1,114,698       $ 1,027,701       $ 1,040,804
                                                                    ===========       ===========       ===========

Common shares outstanding at period end                               7,959,260         7,997,512         8,035,420
Book value per share                                                $     14.54       $     13.86       $     13.48


Provident Bancorp, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except share data)

                                                             Three Months Ended               Nine Months Ended
                                                                   June 30,                        June 30,
                                                             2003            2002            2003            2002
                                                             ----            ----            ----            ----
Interest and dividend income:
     Loans                                                $   10,724      $   11,212      $   33,199      $   33,434
     Securities and other earning assets                       3,528           3,798          10,516          10,895
                                                          ----------      ----------      ----------      ----------
Total interest and dividend income                            14,252          15,010          43,715          44,329
                                                          ----------      ----------      ----------      ----------

Interest expense:
     Deposits                                                  1,837           2,880           6,147           8,881
     Borrowings                                                1,138           1,337           3,164           4,319
                                                          ----------      ----------      ----------      ----------
Total interest expense                                         2,975           4,217           9,311          13,200
                                                          ----------      ----------      ----------      ----------

Net interest income                                           11,277          10,793          34,404          31,129
Provision for loan losses                                        200             200             800             600
                                                          ----------      ----------      ----------      ----------
Net interest income after provision for loan losses           11,077          10,593          33,604          30,529
                                                          ----------      ----------      ----------      ----------

Non-interest income:
     Banking fees and service charges                          1,196           1,021           3,399           2,932
     Gains on sales of securities available for sale             811              51           1,895             288
     Gains on sales of loans                                     394              52             836              92
     Other                                                       417             214           1,058             540
                                                          ----------      ----------      ----------      ----------
Total non-interest income                                      2,818           1,338           7,188           3,852
                                                          ----------      ----------      ----------      ----------

Non-interest expense:
     Compensation and employee benefits                        5,110           4,394          15,109          12,227
     Occupancy and office operations                           1,321           1,229           3,811           3,495
     Advertising and promotion                                   378             325           1,289           1,030
     Data processing                                             599             473           1,700           1,316
     Other                                                     1,698           2,058           5,227           4,834
                                                          ----------      ----------      ----------      ----------
Total non-interest expense                                     9,106           8,479          27,136          22,902
                                                          ----------      ----------      ----------      ----------

Income before income tax expense                               4,789           3,452          13,656          11,479
Income tax expense                                             1,683           1,309           4,989           4,209
                                                          ----------      ----------      ----------      ----------
Net income                                                $    3,106      $    2,143      $    8,667      $    7,270
                                                          ----------      ----------      ----------      ----------

Per common share:
     Basic earnings                                       $     0.40      $     0.28      $     1.12      $     0.94
     Diluted earnings                                           0.40            0.27            1.11            0.93
     Dividends declared                                         0.15            0.11            0.42            0.29

Weighted average common shares:
     Basic                                                 7,704,623       7,713,880       7,714,631       7,700,978
     Diluted                                               7,826,513       7,851,393       7,830,657       7,828,946


Provident Bancorp, Inc.
SELECTED ADDITIONAL FINANCIAL DATA
(unaudited, $ in thousands)

                                                    June 30,      September 30,     June 30,
                                                      2003            2002            2002
                                                      ----            ----            ----
Asset Quality Data:
    Non-performing loans  (NPLs)                   $   5,370       $   4,954       $   4,737
    Non-performing assets (NPAs)                   $   5,370       $   4,995       $   4,937
    NPLs as % of total loans                            0.77%           0.74%           0.72%
    NPAs as % of total assets                           0.48%           0.49%           0.47%
    Allowance for loan losses as % of NPLs               206%            210%            216%
    Allowance for loan losses as % of total loans       1.59%           1.55%           1.55%

Capital Ratios:
    Equity to total assets (consolidated)              10.38%          10.79%          10.41%
    Tier 1 capital ratio (Bank only)                    8.34%           8.45%           8.10%

                                        Three Months Ended                Nine Months Ended
                                             June 30,                          June 30,
                                      2003              2002             2003           2002
                                      ----              ----             ----           ----
Performance Ratios (annualized):
   Return on:
        Average assets                    1.13%           0.86%            1.09%           1.04%
        Average common equity            10.89%           8.08%           10.27%           9.20%
        Average tangible equity          12.50%           9.06%           11.83%           9.54%

   Net interest rate spread               4.20%           4.23%            4.39%           4.25%
   Net interest margin                    4.50%           4.58%            4.67%           4.68%

Average Balance Data:
   Average assets                $   1,100,851   $   1,002,579    $   1,065,414     $   932,160
   Average earning assets            1,004,381         944,616          985,611         889,323
   Average stockholders' equity        114,425         106,433          112,801         105,706

